COACHMEN INDUSTRIES, INC.
423 N. Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

3rd Quarter 2008 CONFERENCE CALL
October 28, 2008

INTRODUCTION/SAFE HARBOR DISCLAIMER (Tom Gehl)

(Operator)

Good morning and welcome to Coachmen Industries, Inc. third quarter 2008 earnings conference call.

All participants will be in a listen-only mode until the question and answer session of the conference call.  This call is being recorded at the request of Coachmen Industries, Inc.  If anyone has any objections, you may disconnect at this time.

I would now like to introduce Mr. Tom Gehl, Director of Investor Relations and Communications for Coachmen Industries, Inc.  Mr. Gehl, you may proceed.

(Tom Gehl)

Thank you and welcome to this Coachmen conference call to review the Company’s results for the third quarter ended September 30, 2008, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products, are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements. Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent Management's views on October 28, 2008, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.  Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

BUSINESS OVERVIEW (Rick Lavers)

Thank you Tom, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group and Rick Bedell, President of the Housing Group.

Last Thursday, former Federal Reserve Chairman Alan Greenspan told Congress in prepared testimony that the current global financial crisis is a "once in a century credit tsunami" that policymakers did not anticipate.  Greenspan was the leadoff witness at a House hearing lawmakers called to question past key financial players about what they feel has caused the gravest financial crisis since the 1930s.  It is typical of Congress to be “investigating” for what every household in America already knows caused this mess:  profligate lending on no-doc sub prime loans, guaranteed and encouraged by Fannie Mae and Freddie Mac, followed by absolute panic in our banking industry when the inevitable happened.  And it’s also indicative of Congress’s 12% approval rating that the very people who initiate the budget, pass the legislation that sets the policies and carry oversight responsibility are looking everywhere but in the mirror.

If I sound angry it is because I am one of millions who is angry.  Regardless, the economy has been decimated by these events.  Americans everywhere are paying a heavy price for incompetence in Washington.  Yesterday, a Wall Street Journal article noted that new job data shows the U.S. labor market is now the worst it's been since the two prior recessions in 2001 and the early 1990s.  Nowhere has this been felt more strongly than in the housing and recreational vehicle (RV) markets.  Elkhart County not too long ago had the lowest unemployment rate in the country.  Now it is among the highest, if not the highest.

We could not foresee the speed or depth of the economic collapse, but neither were we oblivious to signs of economic trouble, including severe discounting and lower industry sales in both of our business segments.  We made the decision that the single most important thing in these economic circumstances is cash, and we focused on that.  We recognized that finished goods sitting in inventory at our factories had no chance of being retailed, and would only deteriorate in value.  Accordingly, we acted in July to proactively address the situation.  We further reduced production rates, launched retail incentive programs and, on a targeted basis, joined in the RV discounting frenzy to the extent necessary to convert our finished goods to cash.  We produced special edition RVs at very attractive prices to use up obsolete inventory, and labored hard to create a financing alternative for our single family homes.  Where necessary, we also made the gut wrenching decisions to further reduce our workforce.

Even with these aggressive actions, we were unable to achieve an overall profit this quarter.  Given the disappearance of Lehman and the rest of America’s five largest investment banks, severe constipation in the credit markets at every level, a stock market unlike anything since the 30’s, and a seemingly bottomless plunge in Consumer confidence, realistically, we did not expect to.

However, despite all these conditions, our Housing Group did manage to post a third consecutive quarterly profit.  Our RV Group dramatically reduced their finished goods inventories.  The corporation actually improved operating cash flow.  In fact, net cash provided by operations during the quarter was a positive $13.7 million.  Overall for the quarter, we reduced our inventories by $25 million and improved our cash position by $0.3 million.  As a result of the reduction in inventories, we also decreased our borrowing by the end of the quarter and we have continued to demonstrate significant financial improvements over 2007 in the face of continually worsening economic conditions.  Through the three quarters, we have cut our losses by over 35%.

While we did post a significant overall loss, it is important to note that a substantial portion of those losses were non-cash items.  The same economic conditions that affected us also impacted some of those that owe us money, and accordingly, we determined that it was necessary to take impairment charges on certain notes and receivables totaling roughly $3.4 million.  These are one time non-cash charges that hit both our balance sheet and profit and loss statements this quarter.

Colleen, Mike and Rick will now provide you with further details.

CORPORATE/FINANCIAL REVIEW (Colleen Zuhl)

Thank you, Rick.

As mentioned in our release yesterday, and in Rick’s comments this morning, the strain of the economic conditions on both of our industry segments during the third quarter were unprecedented and clearly had a direct and adverse impact on both our top line revenues and bottom line results.

For the third quarter of 2008:

·	Sales fell $49.0 million or 39.6 % to $74.8 million from $123.8 million last year.

·
Consolidated gross margin was a negative 0.7% for the quarter, compared to a positive 6.2% for the same period a year ago.  The decrease in gross margin is largely attributable to the discounting required to reduce finished goods in the RV market.

·
Selling, general and administrative expenses were reduced by $1.6 million, compared with the third quarter of 2007. Although significantly reduced, SG&A has not been reduced in line with the decrease in sales and therefore additional actions are underway to align SG&A to our current revenue volume.

·	Impairment charges against certain notes receivable were incurred in the third quarter of 2008 in the amount of $3.4 million.

·	At the bottom line, net loss for the quarter was $14.5 million, or $0.92 per share in 2008, compared with a net loss of $4.3 million, or $0.28 per share in the year ago quarter.

It is important to put our results for the third quarter in context by reviewing our year to date results.  For the nine months ending September 30, 2008, the Company has performed markedly better than the corresponding period in 2007.

•	Despite Sales decreasing by 27.5% to $292.8 million,

•	Gross Profit has improved 13.6% to $17.2 million, and

•	Net Loss has improved by 35.4% to a loss of $16.1 million compared to a loss of $24.9 million in the first 9 months of 2007.

•
Net cash flow from operations for the 9-month period ended September 30, was an outflow of $4.9 million due primarily to operating losses incurred, increased receivables and a reduction in accrued expenses, largely offset by the reduction in inventories in the third quarter, compared with a cash inflow from operations of $5.7 million for the comparable period in 2007.  However, more telling of the effort undertaken by management during the third quarter:

o
Cash from operations of $14 million was generated in the third quarter as a result of a $25 million reduction of inventories and a $9.9 million reduction in receivables from the second quarter balances partially offset by a $6 million reduction in accounts payable and $3.5 million reduction in accrued expenses.

Clearly, the many efforts to cut losses by consolidation of facilities, reductions in headcount, elimination of non-essential costs and enhancements in strategic sourcing have all produced the intended benefits – however, the floor underneath has continued to drop.  And therefore, we must and will do more.

Capital expenditures continue to be tightly controlled.  All capital expenditures, except those that are absolutely critical, have been frozen for the remainder of the year.  Third quarter capital expenditures were $405,000 vs. $544,000 for the year ago period.  For the nine-month period ended September 30, total capital expenditures were $1.4 million vs. $2.2 million for the first nine months of 2007.  As a result of the freeze on new capital expenditures, we anticipate that capital expenditures for the fourth quarter will be significantly below the $1.4 million expended in 2007.

On the balance sheet:

·	Cash increased from year end by $1.1 million to $2.6 million at September 30, 2008.

·
Accounts receivables increased to $15.7 million, an increase of $6.6 million from the unusually low level of accounts receivable at the end of 2007.  The increase in accounts receivable was due to longer payment terms on some housing and building projects as compared to our traditional sales, and due to the timing of sales and collections within the quarter.

·	Total inventories have decreased by $23.3 million from the end of 2007 to $55.9 million.

·
Finished goods inventory decreased from year end by $13.4 million to $31.6 million from $45.0 million, with a $0.2 million decrease in Housing finished goods and a $13.2 million decrease in finished goods at the RV Group.  These reductions were the direct result of our concerted effort to minimize the building of open RV units, the liquidation of 2008 model year units, and the completion of the delivery of modules for the Ft. Carson project.

·
Short term borrowings also decreased from the end of last year by $5.1 million to $15.0 million as of September 30, 2008.  More importantly, short term borrowings were reduced by $17.5 million from the end of the second quarter.

·	Borrowings against the cash surrender value of company owned life insurance policies increased by $13.0 million since the end of the year, primarily to supplement short term borrowings.

·	Long-term debt remains at a very low $2.8 million as of September 30, 2008.

·	Shareholders’ Equity stands at $105.5 million, resulting in a book value per share of $6.63.

Combined, borrowings under the line of credit and on the company owned life insurance policies totaled $37.7 million at the end of 2007.  The combined borrowings increased to $57.6 million at the end of the first quarter of 2008 and to $60.1 million at the end of the second quarter.  Although a large part of the increase in borrowings was due to increased working capital needs related to the Ft. Carson project, we were also holding more inventory than necessary given the market conditions.  As we discussed during the second quarter conference call, we focused the third quarter on reducing these borrowings by decreasing the level of inventory carried.  As anticipated, accounts receivables also decreased as the final modules for the Ft. Carson project were delivered and we entered the final phases of the project.  As a result of the intense efforts of the third quarter, combined borrowings were reduced to $45.5 million as of September 30, 2008.  This is a reduction of over $14.6 million or 24% in one quarter alone – an achievement that did not come about without cost, but which was critical that we achieve.

Looking forward, we regularly prepare cash flow projections under various assumptions; we prepare projections out on a daily basis for the upcoming 30 days and on a monthly basis for the upcoming 12 months.  We are also in close contact with the lead agent on our line of credit arrangement, and they have been supportive of our efforts to reduce our operating costs and increase our operating cash flow.  Our line of credit arrangement does not expire until August 2011.  We have $20 million available to borrow against the life insurance policies as of September 30th and $22.5 million available under the line of credit, although borrowing the full amount on the line may be subject to covenant triggers.

In addition to our ability to access cash from our line of credit and life insurance policies, we also have a number of properties held for sale, which provide additional liquidity as they are sold.  During the third quarter we sold one property for cash of $629,000.  Combined, we expect the remaining properties could generate proceeds of approximately $15 million when sold, although the current state of the real estate and commercial lending markets make it difficult to predict when that might occur.  Presently, we are not assuming any of these facilities will be sold in 2008.

In summary, cash is king.  Therefore, we will continue closely monitoring our cash availability and liquidity and take whatever steps are necessary to ensure we have the resources to weather the market conditions.

Mike, I’ll now turn it to you …

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW (Mike Terlep)

Thank you, Colleen, and good morning.

Unfortunately, there is little good to report on at the top Sales line of the RV Group.  In the 3rd quarter, Industry motorized shipments were down 65% and towables were down 40%.  Coachmen shipments for the third quarter were slightly better in towable shipments and within a percent of the Industry in motorized shipments.

The Recreational Vehicle Group generated sales of $44.1 million during the third quarter, down 52% from $91.8 million in the third quarter of last year.

For the quarter, the RV Group booked a pretax loss of just under $11 million compared to a $4.2 million pretax loss prior year.  Nevertheless, year to date, the RV Group’s pre-tax improved to a loss of $18.9 million versus a year to date loss last year of $24.5 million … and of course this year to date improvement of 23% has been accomplished with 37% fewer sales.

Gross profit for the quarter was negative $5.4 million or negative 12.3% versus a gross profit of $3.5 million in Q3 of 2007.  Gross margin in the third quarter was negative largely due to discounting to reduce finished goods.  For the quarter, discounts tracked 13.8 ppts higher than normal, or approximately $5.9 million.  Lower gross margins in Q3 were not a function of lower sales.  In fact, the bulk of the difference in gross profit dollars for the quarter is attributable to 3 items:  Discounts, lower chassis incentives due to reduced purchase rates and inventory valuation reserves.

We mentioned last quarter in this call that while our net sales margins held reasonably strong through the 2nd quarter for what we did sell, lower sales suggested we may have to participate in the rich incentive environment.  As Rick mentioned earlier, we made the strategic decision to significantly reduce our finished goods and in the current environment, it required price reductions to quickly accomplish the decrease in finished goods.  In order to avoid devaluation of our products or inequities for our Dealers, we directed most of our discounting to obtaining representation in unoccupied markets in the West where we have historically had minimal market presence.

Because of this action, our inventories are better aligned for the current market and while the current environment remains incentive rich, we do not anticipate the need to offer the unusually high level of incentives going forward.

It does deserve repeating that even with 52% less volume, all and more of the negative gross margin for the quarter was due to discounting and we do not intend to sell new product at these discount levels.  This is reflective of the fact that we have done what we said that we would do relative to continued reductions in costs and expenses.  The RV Group overhead was reduced by $6.3 million over the third quarter of last year.

In addition to the focus on reducing our inventories, in the month of September we accomplished an additional $900,000 reduction in overhead.  So clearly, we are continuing to make more significant progress in reducing our breakeven through cost reductions, capacity utilization, consolidation and improved products.

RV operating expenses for the quarter were reduced over prior year by $2.1 million.  Year-to-date RV operating expenses have been reduced 31% or $8.3 million to $18.7 million from $27 million last year.  As a percent of sales, operating expenses were 9.7% compared to 8.8% prior year-to-date.

The financial markets, specifically credit, consumer confidence, the deterioration of personal wealth through the stock market, and the loss of equity in home values continue to challenge the Industry … to put it mildly.  Until the financial markets stabilize and consumer confidence has a pulse again, we anticipate continued challenges throughout the Industry.  But I believe that we need to remind ourselves. . .this, too, will pass. . .albeit like a slow moving storm, but it will pass and the RV market will return.

Coachmen has weathered every recession dating back to the 70’s and we have taken lessons from each of those experiences and applied them to our actions in order to weather this recession as well.  It is in these times that the very strengths of our Company prevail as key competitive advantages …

•	strong relationships with our Dealers, suppliers, lenders and employees;

•	core Company values of doing what’s right;

•	strong brand name and brand equity, and

•	a loyal customer base.

The detailed market information by product category for the entire Industry, as well as the RV Group, is as follows.  Overall unit shipments for the Industry were down 24.6% through September.  Motorized was down 41.7%, while towables were down 21.5%.  The sharpest decline in unit shipments for the Industry continues in Class A motor homes, down nearly 49%.

Coachmen motorized shipments through September were down 48.9% with our Class A shipments down 57%.  Coachmen towable shipments through September were down 27.2%.  Coachmen’s figures are in part related to two factors:  we joined the discounting party late and we had deliberately limited our production before the party began.

At retail, Industry numbers through August, Class A motor homes were down 40%, Class C motor homes were down 32%, travel trailers were down 22%, fifth wheels were down 17% and camping trailers were down 17%.

Our retail market share, as reported by Statistical Surveys, Inc. through August of 2008, has improved in fifth wheels, up 1%, while all other product categories for Coachmen Industries are down, with Class A showing the deepest decline in market share of 30.5%.  Our Class C market share is down 4.7%, our travel trailer market share is down 11% and our camping trailer market share is down 19%.

However, we caution against drawing any firm conclusions from the current market share trends in the current market environment, as dealers reduce their inventories and are not replacing products that are selling, failed manufacturers and Dealers products are being pumped through the market and credit covenants with wholesale floorplan lenders have taken on a whole new meaning.  Weekend Warrior and Pilgrim, two failed manufacturers, accounted for 2.7% of the travel trailer and fifth wheel market in the month of August.

The RV Group total finished goods now stand at $20.8 million, which represents a 40% decrease or a reduction of $14.7 million from the second quarter and compares favorably to the same period last year by $3.3 million. We will continue our focus of minimizing our finished goods.

Clearly, we have made significant cuts as we have consolidated production facilities, reduced our people count by approximately 40%, redeployed our assets and shaved expenses in a number of areas.  But we have also made significant investments … the right investments … that have played a significant role in driving down our cost structures and elevating our quality and product design.

The answer to the market and for Coachmen is NOT more of the same or a Pollyannaish outlook that everything is just fine the way we have always done things.

The answers lie in changing the game - differentiate the product - appeal to a broader base of consumers - improve the distribution model, and -provide unparalleled value to our Dealers and consumers.

The investments we have made are in the form of strategic organizational structure, technology and equipment, Dealer and consumer programs and human resources.  Here are just a few examples of these investments and the accomplishments:

•	quality initiatives, quality teams and quality reward programs to elevate our quality to best in class;

•	strategic sourcing teams - better leveraging our buy, driving down our material costs and improving our competitive position;

•	Advanced Design Team engineers and designers developing the products of tomorrow today…that differentiate our products in a market that has too long been a sea of sameness;

•	technology and equipment that has enabled us to drive practical innovation and creativity into our products;

•	Sales training – which features weekly webinar training classes for our Dealers;

•	Aggressive marketing programs … Coachmenomics has effectively generated 1,600 retail sales to date … most of which were aged units that needed to roll;

•	Exploration of export opportunities; and

•	Entering new product market segments … positioning us where the market is going to be.

Our value proposition is not only valid, it is growing because of the challenges we have managed, the focus we have instilled throughout the Company and the vision of anticipating the market opportunities of tomorrow.

We continue our focus on capacity utilization, along with cost reductions, material savings and, most importantly, designing and building best in class quality products that differentiate themselves throughout the marketplace.

The entire management team of the RV Group is focused … we remain energized and committed to our success and our future.

Now, for details about our Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Thank you Mike, and good morning everyone.

At the risk of sounding like a broken record, the housing market once again went from bad to worse in the third quarter.  According to the U.S. Census Bureau, for the third quarter, single family housing starts fell 38.7% from the third quarter a year ago.  Home values continue to decline, making it difficult for new home buyers to sell their existing homes and complete a purchase.  This, coupled with extremely tight credit and concerns about the overall health of our economy, paints a dismal picture, at least for the short term.  In spite of the challenges presented for our core business of single family homes, I am pleased, once again, to report that our Housing Group was profitable for the third consecutive quarter.

For the quarter:  our Housing Group sales were $30.8 million down 4.1% from $32.1 million for the year ago quarter, due entirely to the decline of the single family housing market.  Gross profit margin increased to $4.9 million or 16% of sales compared with $4.3 million or 13.3% of sales in the third quarter of 2007.  The higher gross margin resulted mostly from improved operating efficiencies due to our consolidation efforts and higher capacity utilization from our major projects efforts.  Operating expenses decreased to $4.3 million compared to $4.9 million last year.  On the improved gross profit margin, the Housing Group generated a pre-tax profit of $.6 million compared with a pre-tax loss of $.7 million for the year ago quarter.

Although our traditional housing revenue was down year over year, we are encouraged because our Housing Group out-performed the U.S. Housing Industry.  Our third quarter single family housing revenue was down 23.9%; however that was almost 15% better than the Census Bureau’s reports indicating a 38.7% drop in housing starts for the overall U.S. Construction Industry.  We believe that this is attributable to several factors, including the positive reception to our involvement in the Chicago Museum of Science and Industry’s Smart Home exhibit, our redesigned website, our marketing efforts, our disaster relief programs and our continued commitment to green and sustainable home construction.  It is also noteworthy that several of our competitors in systems-built housing have gone out of business in recent months, including some HUD code manufacturers that also had some capability in permanent modular homes.

As I mentioned in our previous conference call, we are proceeding with the construction of model homes representing the Solar Village product line, and several of these models will be open to the public by the end of this month.  We also will be featuring this product line in Boston at the Green-Build Exhibition in November.  Many of our Builders have expressed excitement at the opportunities that Solar Village presents and several new Builders have expressed interest in representing this product, including some from outside of our traditional marketing area.  Systems-built construction has objective, demonstrable advantages in sustainability and energy efficiency and we believe that this presents an enormous opportunity to reposition our business.  In the current issue of “Business Week” magazine, an article by Adam Aston states that, “Tax breaks and savings from cheap energy are giving a boost to sun-powered housing.”  The article goes on to mention the 30% federal tax credit, recently signed into law, for wind and solar power, as well as other energy saving technologies added  to a home.  This move by Congress can only help to boost consumer interest in our Solar Village products as well as some of the options offered in our Green Catalog.

In our last conference call, I mentioned that tightening credit was a serious hindrance to our customer’s ability to obtain financing.  Anticipating this continued situation, we formed a joint venture with American Home Bank which was put in place to offer financing services starting late in the third quarter.  On October 22nd, our JV did, in fact, issue its first mortgage approval.

During the third quarter, we completed the construction of our model home center at Grey Hawk Development, and the project is now open for business.  Obviously, in light of the current market conditions and the collapse of the credit markets, we realize that it is too soon to gauge the success of the development.

As for major projects, we currently have two projects underway in two of our divisions, one of which is a well known motel chain and the other is for affordable housing through a contract with a state housing authority.  We also have numerous other projects in various stages of development.  Our team was unsuccessful in securing the two military projects that I mentioned in our previous conference call, but we have two additional military proposals that we are now pursuing.

In summary, while we expect that we will be traveling through uncharted territory in the housing markets for the foreseeable future, we believe that we are doing the right things in reducing costs wherever possible, enhancing our products with sustainable and energy efficient components and pursuing major projects.

Let me now turn the call back over to Rick Lavers…..

CONCLUSION AND OUTLOOK (Rick Lavers)

Thank you, Rick.

Despite speculation in some media reports last May that we would not survive past September, clearly, here we are.  Every week, there have been so many rumors spread about our future – or lack thereof – that we implemented a policy of no longer commenting on any rumors.  Instead, we will keep managing our business, be forthright with the numbers, do what we say we are going to do, and point to our record.

What is this record?

In the past year, we have radically reduced our costs of operations.  We posted the best first quarter for this company in 9 years.  To date, we have cut our losses from 2007 by 35% while coping with the worst markets ever encountered simultaneously in both our market segments.  We generated positive cash flow during the third quarter from our operations and reduced our borrowings at quarter’s end.  In fact, on the Housing side, we have managed to three consecutive profitable quarters.  We launched All American Choice Mortgage to help homeowners find mortgages for our houses, launched a disaster relief program to help fellow Americans ravaged by floods and tornadoes into new homes, finished construction of barracks and dormitory projects and commenced construction on a hotel project.  We are in the midst of repositioning ourselves as a truly sustainable builder, as evidenced in part by the Solar Village series.  Yes Virginia, we can now build a home that is so advanced that you can disconnect from the grid and never pay another utility bill!  And, we built the utterly fantastical Green and Wired home, which is now being toured by thousands at the Museum of Science and Industry in Chicago. Yes, Virginia, you know those modular builders who some believe can only build cheapo’ double-wides? Well, I’ve got news; our All American Homes Group built that really cool, architecturally advanced, energy efficient, environmentally sensitive, 2500 square foot home at the Museum.  And we can build one for you, too!

On the RV side, we garnered fully 1/3 of the RVIA “must sees” with our dramatic new designs at the last Louisville Show.  Until rampant discounting started in May, we posted consecutive market share gains in nearly every RV category.  We have a firm hold on number 2 in Class C’s, flirting with number 1.  Our 5th wheels are still posting gains.  This summer, we introduced the new light weight, retro-styled Shasta trailer and the massive 500 horsepower Sportscoach tag axle.  We implemented Coachmenomics, which helped both us and our Dealers clear product from the Dealers’ lots, and was widely copied by our competitors – as they have now begun to try to copy our forward looking yacht-inspired interiors.  At the recent RVDA convention in Las Vegas, we introduced Coachmen Vision, an exclusive, internet-based software system that will help our Dealers increase sales and reduce costs.  We have a joint venture to build the ARBOC mobility bus, the first small kneeling bus for passengers who are either wheelchair bound or just hauling heavy wheeled luggage, which was the hit of the APTA show in San Diego earlier this month.

We have also been investigating export markets, on both sides of our business, in several export markets. Coachmen has had a limited presence in the export markets for quite some time, mostly in Canada, but also Class A’s in Australia and some camping trailers in Europe and Asia.  However, a weak American dollar means there are greater opportunities to export less expensive American-made products.  After about a year of effort, yesterday we announced the signing of a teaming agreement with one of the largest auto manufacturers in China to develop motorized RVs designed specifically for the Chinese market.  We were the first American RV company to display RVs at the Shanghai Sports and Recreation Show, and as far as I know, we are the first American RV company to have concluded a teaming arrangement with a major Chinese manufacturer.

These things are not promises.  These are things we have accomplished.  Does this sound like a Company counting the days until it closes its doors?

I will close with a few words about our employees.  Both our RV and Housing Group leaders have referenced reductions in force taken over the past two years as a factor in our reduced cost structure.  The decisions behind those reductions in force are hardest in management, ones we never wish to make.  Nonetheless, I can assure our shareholders that our Company has not lost any ability in any critical functions.  In fact, we have enhanced abilities in several important areas, and today we have probably the strongest team of employees in the history of the Company.  We would simply not have accomplished the record I have just outlined without the extraordinary efforts of this dedicated group of people, many of whom are today performing more than one job. Our Company is well positioned with a strong base to ramp up quickly when the opportunities arise.  And we are intent on keeping this skill set together.

Along with almost everybody else in our Industries, we are severely challenged at the top line.  Until the flood waters brought on by this economic hurricane begin to recede, we have no choice but to continue tightening our belts, monitoring and adjusting our operations, and conserving cash.  I have a favorite saying that I used when coaching: “Those who believe they can, and those who believe they can’t, are usually both right.”  We believe we can.

And because we must, we will.

Tom, we will now take questions.

Questions (Tom Gehl)

Closing Call (Operator)

Thank you.  At this time, we have no further questions.  I would now like to turn the call over to Mr. Rick Lavers.  Mr. Rick Lavers, you may proceed.

CLOSING (Rick Lavers)

We appreciate that you took the time to join us this morning.  We welcomed your questions; hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.  Thank you.